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CCBN StreetEvents

CCBN StreetEvents Conference Call Transcript

AMCC—AMCC to Acquire JNI Corporation

Event Date/Time: Aug. 28. 2003 / 4:30PM CT
Event Duration: 33 min

CORPORATE PARTICIPANTS

David Rickey
AMCC—Chairman, President and CEO

Stephen Smith
AMCC—SVP Finance and CFO

Joseph Vithayathil
AMCC—SVP Business Development

Thomas Tullie
AMCC—SVP Sales

Brent Little
AMCC—SVP Marketing

Russell Stern
JNI Corp—CEO

Debra Hart
AMCC—Director, Investor Relations

CONFERENCE CALL PARTICIPANTS

Jim Jungjohann
CIBC World Markets—Analyst

Arnab Chanda
Lehman Brothers—Analyst

Louis Gerhardy
Morgan Stanley—Analyst

Clark Westmont
Smith Barney—Analyst

Andrew Neff
Bear Stearns—Analyst

David Wu
Wedbush Morgan Securities—Analyst

Michael Burns
Morgan Keegan & Co.—Analyst

Karl Motey
Wachovia Securities—Analyst

Company Representative

PRESENTATION

Operator

Welcome to AMCC's conference call. Today's call is being recorded. At this time for opening remarks and introductions, I'd like to turn the conference over to the Director of Investor Relations, Miss Debbie Hart. Please go ahead.

Debra Hart—AMCC—Director, Investor Relations

Thank you. Good afternoon everyone. Thank you for joining us on such short notice for our conference call to discuss the acquisition of JNI Corporation. On the call with me today are Dave Rickey, our Chairman, President and CEO; Steve Smith, our Senior Vice-President of Finance and CFO; Joseph Vithayathil, our Senior Vice-President of Business Development; Tom Tullie, our Senior Vice-President of Sales; and Brent Little, our Senior Vice-President of Marketing. Also on the call is Russell Stern, the CEO of JNI Corporation.

Over the next 15 minutes, Dave and Steve will discuss the JNI acquisition we are announcing today. Dave will cover the storage area networking market, and the opportunity this acquisition represents for AMCC. Then Steve will discuss the deal structure and other financial details. The question-and-answer period will follow.

In connection with the merger, JNI will be filing a Proxy Statement and other relevant documents concerning the transaction with the Securities and Exchange Commission, or the SEC. Stockholders of JNI are urged to read the Proxy Statement and any other relevant documents filed with the SEC when they become available, because they will contain important information.

Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contact JNI Corporation at 10945 Vista Sorrento Parkway, in San Diego, California 92130, or by phone at (858) 523-7000. In addition, documents filed with the SEC by JNI will be available free of charge at the SEC's Web site at www.SEC.gov.

AMCC, JNI, and our respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of JNI in favor of the acquisition. Information about the executive officers and directors of AMCC and their ownership of AMCC common stock is set forth in a Proxy Statement for AMCC's annual meeting of stockholders, which was filed with the SEC on July 17, 2003.

Information about the executive officers and directors of JNI and their ownership of JNI common stock is set forth in the Proxy Statement for JNI's annual meeting of stockholders, which was filed with the SEC on May 13, 2003.

Certain directors and executive officers of JNI may have direct or indirect interest in the merger due to securities holdings, preexisting or future indemnification agreements, vesting of options, or rights to severance payments if their employment is terminated following the merger. Additional information regarding AMCC, JNI, and the interests of their respective executive officers and directors in the acquisition will be contained in the Proxy Statement regarding the acquisition that will be filed by JNI with the SEC.

Before turning the call over to Dave, I want to remind you that the forward-looking statements discussed on this call, including statements regarding the potential growth of the market in which JNI or AMCC operates, the anticipated impact of this acquisition on AMCC's future results of operations, the anticipated timing of closing, the anticipated benefits of the combination of JNI with AMCC, and trends in business conditions are based on the limited information available to us today.

We encourage you to read our and JNI's most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. With that, I'll turn the call over to Dave.

David Rickey—AMCC—Chairman, President and CEO

Thank you Debbie. We are very excited about the definitive agreement we have signed to acquire JNI. This purchase creates a significant new market opportunity for AMCC, extending our WAN expertise into this fast growing network storage market.

AMCC believes JNI's position in Fibre Channel storage area networks or SAN, host bus adapter technology, that is HBA, affords an opportunity for significant revenue and profitability growth. JNI is a leading designer and supplier of enterprise connectivity products, including Fibre Channel hardware and software products that connect servers with switches and data storage devices to form SANs.

The acquisition of JNI provides AMCC with an established HBA product line, critical storage systems, and Fibre Channel interoperability knowledge, proven software and ASIC development teams, and a solid user base in the SAN market.

In return, AMCC brings high speed I/O, switching and multi-processor design expertise, leading edge deep sub micron semiconductor capability, as well as financial, supply chain and development resources that can help JNI increase market share in the growing SAN market. With this combination, AMCC intends to build a robust portfolio of network storage products, addressing HBA, storage array, switching and span extension requirements.

I'd like to say a few words about why AMCC is entering the SAN market through the JNI acquisition. The HBA and SAN IT markets are high growth opportunities, projected to grow worldwide from an aggregate of approximately $1.7b in 2003, to a total of $4.3b in 2007, according to Gartner Dataquest.

JNI provides AMCC with a broad product offering of Fibre Channel HBAs, InfiniBand Host Channel Adapters, storage ASICs and software. The products operate on Solaris, Windows 2000, Windows NT, HPUX, AIX and Linux systems. HBA used to connect servers to network storage are a critical SAN component, providing server applications with reliable access to shared data resources.

JNI has demonstrated innovation in HBAs by reducing total cost of ownership. And we'll be introducing products with advanced 4-gig and 10-gig performance. AMCC believes that storage needs will continue to grow, driven by growth of broadband applications, enterprise resource planning, or ERP, and online transaction processing healthcare and records retention regulations, data warehousing, and disaster recovery storage requirements.

AMCC's entry into this market through the JNI acquisition will provide OEMs and IT managers with the benefits of storage networking products that have reduced total cost of ownership and enhanced reliability, functionality, scalability, security and support. Just as importantly, we believe that AMCC has much to offer SAN OEMs through our leadership in delivering high IP semiconductor solutions.

Now I'd like to describe our view of the market opportunity. JNI holds the third largest market position as a supplier of Fiber Channel HBA that connects servers to SANs. There are few competitors in this market, because of the large barriers to entry. This is evident from JNI's excellent gross margins, which are on the same order of magnitude as AMCC's gross margins today.

JNI's market position has significant tier one OEM partner certification momentum. This, coupled with AMCC's financial and technology strength, gives us confidence that we can gain share in the HBA market. HBAs represent nearly a $1b market in 2004, and are growing at 31% compounded annual growth rate according to Gartner Dataquest.

We believe that JNI has a strong sales channel and a loyal base of top SAN customers, which expands AMCC's reach beyond its traditional carrier centric market. In addition to entering the HBA space, we also see a big opportunity to leverage JNI's top notch in-house silicon team. Combined with AMCC's existing large scale in silicon marketing and engineering, we expect to develop top notch silicon solutions for the HBA and other storage market segments.

The unique combination of AMCC's technology leadership and networking expertise, and the Fibre Channel product innovation of JNI, will enable our customers to benefit from exciting new capabilities and more feature rich networks.

In summary, we believe that the market is at a critical inflection point, and that this is the right time and the right way to enter it—with JNI. Through this acquisition, AMCC is well positioned to offer a more complete network storage portfolio of products, addressing the needs of leading OEMs and IT managers.

While we are excited to be entering the storage business, let me make it clear that AMCC remains unwavering in its focus on our transport and switch routing businesses. In fact, we see our entry into SAN as complimentary to and synergistic with our existing WAN strategy. This is because much of the network's growing traffic today begins and ends with a storage device.

The final point I would like to make is to draw your attention to AMCC's history of acquisition activity. We have not made a major acquisition in almost three years. This is because we set high standards when evaluating acquisitions. As a result, we have fared much better on the M&A front than many other companies, which gobbled up and then shut down many non-ideal acquisitions during the communications bubble.

In JNI we have found a strong partner, with good systems and silicon expertise in house, which we can enhance in broadening our ambitions in the SAN arena. Now Steve Smith will address the terms of the acquisition.

Stephen Smith—AMCC—SVP Finance and CFO

Thank you Dave. I'll start by providing some details on how the acquisition in structured. Let me remind you that AMCC uses pro forma or non-GAAP numbers. A full reconciliation of our historical non-GAAP measures can be found on our Website.

In the acquisition, AMCC will purchase all of the outstanding shares of JNI Corporation for approximately $190m in cash, and will assume all outstanding stock options. As of June 30, 2003, JNI has $90m of cash and investments on their balance sheet.

As a result of purchase accounting, this transaction will generate non-operating acquisition-related charges, such as amortization of intangibles, stock compensation, and acquired in process R&D write-offs. These non-operating acquisition charges will be excluded from the pro forma earnings we report quarterly.

Following the acquisition, the JNI business will operate as a division of AMCC. Going forward, the financial results of JNI's business will be reported as part of AMCC's overall consolidated business. We expect cost synergies for the combined companies to be on the order of approximately $10-12m on an annualized basis.

The acquisition of JNI will be modestly dilutive to our near-term pro forma EPS. We anticipate that this transaction will become accretive to pro forma earnings in calendar 2004. This acquisition has been approved by the Boards of both companies, and is subject to JNI shareholder approval and customary closing conditions, including obtaining anti-trust clearance. We expect to close this transaction in the December quarter of this year.

Now I'd like to open the call up for questions. Operator, will you please give instructions?

QUESTION AND ANSWER

Operator

(Caller instructions.) And we'll have our first question from Jim Jungjohann, CIBC World Markets.

Jim Jungjohann—CIBC World Markets—Analyst

Hi you guys. How are you doing?

Company Representative

Great.

Jim Jungjohann—CIBC World Markets—Analyst

One quick question. When you did the diligence, and went through the process, what was the feedback from Sun? And how comfortable are you? I guess probably quite comfortable. JNI was looking for a fourth quarter ramp out of Sun. Just kind of curious if there was any commentary out of the diligence process.

Brent Little—AMCC—SVP Marketing

Hey Jim. This is Brent Little. The diligence was very favorable. We won't go into a lot of detail, other than Sun gave these guys very high remarks. And we look forward to really driving forward that relationship. As far as specifics, I mean as we go forward on a combined basis, we'll provide a little bit more visibility. But clearly Sun was a very, very major diligence item for us. And it checked out very well.

Jim Jungjohann—CIBC World Markets—Analyst

So you're comfortable that there was potentially a fourth quarter ramp coming down?

Brent Little—AMCC—SVP Marketing

Well I don't want to get into timing. But I'm comfortable that things are definitely on the positive there.

Jim Jungjohann—CIBC World Markets—Analyst

Okay. And is the near-term product roadmap going to be specific to a Solaris platform?

Brent Little—AMCC—SVP Marketing

There's going to be a combination. But clearly Solaris is key.

Jim Jungjohann—CIBC World Markets—Analyst

Okay. That's all I had for now. Thanks guys.

Company Representative

Thanks Jim.

Operator

And we'll have nor next question from Arnab Chanda, Lehman Brothers.

Arnab Chanda—Lehman Brothers—Analyst

Hi guys. Just a few questions. First of all, could you tell us what do you think the mix of merchant—silicon versus HBAs are for JNI, and how that changes as we go forward?

Company Representative

I don't know if any of us has even thought of that. Clearly we use some JNI silicon and JNI product. I am not sure what the percent content is. Is that the question?

Company Representative

Our merchant sales.

Company Representative

Are you talking about merchant sales of silicon from JNI to the public?

Company Representative

Russell, why don't you handle that?

Arnab Chanda—Lehman Brothers—Analyst

Exactly.

Russell Stern—JNI Corp—CEO

So I think there would potentially be more opportunities for merchant sales with our devices. I think the AMCC strength and capability and knowledge of participating in that market would be much greater than what JNI's resources have been able to bring to bear there.

Arnab Chanda—Lehman Brothers—Analyst

Great. A follow-up question if I could. JNI originally used to do I think this proprietary technology called [S-bots] [ph]. Just curious as to how that has proceeded, and how much of the revenues come from sort of industry standards like Fiber Channel and InfiniBand.

Russell Stern—JNI Corp—CEO

So a bit of apples and oranges in your question. So we largely transitioned off of the [S-bots] [ph]. Most of our products are PCI-based, as you call the more standards based. Fibre Channel versus InfiniBand, the large majority of our inventory—rather our revenue comes from Fibre Channel, not InfiniBand.

We have only one customer today in the InfiniBand business. And that is Network Appliance. They continue to take InfiniBand products for what we call our Host Channel Adapters, with a clustered failover solution. The majority of our revenue, however, is based on Fibre Channel.

And in the future, what you will see are other bus interfaces come out of our HBA product development, such as PCI Version 2 and PCI Express and so forth.

Arnab Chanda—Lehman Brothers—Analyst

Great. And then thank you very much for that detail. And one last question. The storage market, I think, is very different from the telecom market. And what are you planning to do? I mean do you have a duplicate infrastructure? Or what do you need to do to address that market to increase share? I'm just curious on that. Thank you.

Company Representative

So Arnab, one of the key competencies that JNI brings is their sales channel, which is somewhat different than the one we're accustomed to. So in fact we intend to retain that and augment that along with our own sales channel. So we're not going to slash and burn. We're not going to merge or force [inaudible]. We're going to value what they have and learn from it.

Arnab Chanda—Lehman Brothers—Analyst

Thank you very much.

Operator

And we'll have our next question from Louis Gerhardy with Morgan Stanley.

Louis Gerhardy—Morgan Stanley—Analyst

Good afternoon. I wanted to get your thoughts longer term just on equipment revenues versus components. Looking forward, are you going to remain open to acquisitions similar to this one, where you have equipment as well as semiconductor competency?

Company Representative

Yeah Louis, absolutely. We are acquisitive. We've been looking. We just have very high standards. But we are looking at all times. So we are not dogmatic, or we're not ideologues about equipment versus silicon. This is a logical, complimentary extension of what we do.

If you look at some of the kind of pre-engineered solutions that we sell customers, in our business now they're extremely complex. So we're very comfortable with the HBA business. And we see it as a logical extension.

Louis Gerhardy—Morgan Stanley—Analyst

Okay. And then just on the personnel side, can you talk—I didn't hear an employee number. And then maybe, if you can, if you could break it down for us in terms of software engineers, some of the chip engineers, etc.

Company Representative

So the total combined companies today have about 780 employees between them. I don't know. Russell, did you want to make a comment about software? I mean we have a lot of software, by the way Louis, between the MMC guys up in Sunnyvale that are part of AMCC, and in other locations. And then with what Russell brings to the party here at JNI, we have quite a substantial software driver base.

Russell Stern—JNI Corp—CEO

Yeah. It becomes increasingly more important in order to move the more complicated silicon by having software. JNI brings a lot of that to the table. I think combined with AMCC's, I think that helps us provide a better overall solution. You might call it the equipment business. But it really is sort of the next level of intelligence in the types of networks that we create with our product.

As far as head count, okay to share? JNI is roughly about 154 folks today, of which about 94 are engineers. About 30 of those are in the hardware and ASIC category. The balance are in software and test and systems interoperability. The rest, the balance are in sales, marketing, and G&A, which is where we would expect to forecast the largest gain in synergies that Steve talked about.

Company Representative

And the balance of AMCC today has about 450 engineers, of which a lot of them reported to marketing of technical applications engineers or system architects. Some are technical sales engineers. The bulk of them are in R&D product development, including about 60 software types throughout the entire company.

Louis Gerhardy—Morgan Stanley—Analyst

Okay great. Thank you for the good answer. And then also, if you could just comment on where the ICs are currently being billed, and the type of transition you expect from design methodologies at the firms, how similar they are or dissimilar.

Company Representative

Well that's actually very encouraging. I'll tell you, we've met [Dusant Amori] and his team. And we're very excited about what JNI has in terms of expertise. AMCC brings [Sassan] silicon scale. [Sassan] brings a lot of SAN-specific expertise. So we have inside the company a very wide scale [COT] [ph] methodology, in addition to being able to design custom ASIC approaches for different vendors. IBM, TSMC and UMC are our big suppliers. That fits in nicely with the JNI.

Russell Stern—JNI Corp—CEO

We have been using PSMC. This is Russell Stern.

Louis Gerhardy—Morgan Stanley—Analyst

Thank you very much.

Operator

We'll go next to Clark Westmont, Smith Barney.

Clark Westmont—Smith Barney—Analyst

My question was just asked and answered. Thank you.

Operator

We'll have our next question from Andrew Neff, Bear Stearns.

Andrew Neff—Bear Stearns—Analyst

Yes. If you could just [inaudible] questions. One, can you just give a sense about are there any contingent payments? Or is this just a flat out straight deal? Or are there contingencies relative to JNI projections?

Company Representative

There are no contingencies.

Andrew Neff—Bear Stearns—Analyst

Okay. Second, this is a market where there's two well established much larger players. What can you bring to the party that JNI wasn't already bringing?

Company Representative

Well I'll tell you, I have the utmost respect for Q-Logic and Emulex. They're very formidable challengers. They're very entrenched. We also see JNI though as a very strong competitor. And AMCC brings a lot of scale and muscle and ambition in the SAN that we think can further JNI's ambitions. Brent, do you want to add anything on the marketing side?

Brent Little—AMCC—SVP Marketing

I think there's just a couple of things. One is that I mean this is, for us, I mean we're planning on continuing to bring value on multiple levels. One is on the silicon innovation. I think we have a good opportunity to get out in front in some of those avenues, being the company that we already are and the investments we have to make.

And then secondly, based on our overall strategy, I think we could pull together a lot of pieces here that JNI by itself would not have had the options to go do by themselves. So they kind of had to duke it out with what they got. So I think you're going to see us use the strength that we have as a corporation combined to attack the areas that we've identified with those as potential market expansion on our share of market gain opportunities between those two guys.

Andrew Neff—Bear Stearns—Analyst

Given your balance sheet strength, would you want to use that to help gain entry to use price as a lever? Is that something you're considering?

Company Representative

We will do whatever we have to do to be successful against whoever chooses to compete with us.

Russell Stern—JNI Corp—CEO

Fair to say Andy—this is Russell—we've obviously shared a lot about our strategy, as I have done publicly with you guys as well on our penetration into markets that we don't participate in today. And we have a lot of alignment about how to gain momentum in the market.

Andrew Neff—Bear Stearns—Analyst

Okay. Thank you. Good luck.

Company Representative

Thanks.

Operator

And we'll have our next question from David Wu, Wedbush Morgan.

David Wu—Wedbush Morgan Securities—Analyst

Yes. Since the deal is going to close at the end of the December quarter, the dilution I assume is pretty small. And as far as "04 is concerned, I guess the synergy, I guess we should be anti-dilutive from get go to Q1? Or do I have to wait some time into the latter part of the year?

Secondly, with the cash still very much on your balance sheet untouched after this deal, I guess I should be expecting more deals in a similar market area?

Stephen Smith—AMCC—SVP Finance and CFO

Hey David, this is Steve. I'll answer your first question. And then Dave or Brent can jump in on the second part. Relative to dilution or accretion, realistically you're right. In the fourth quarter, depending on when we actually close this transaction, it will have a modest effect. But I expect it to be modestly dilutive early in 2004. But for the whole year it will be accretive.

Company Representative

And regarding the second question, we can't comment on specific contacts with different target companies. However, you can conclude the obvious, which is that AMCC would not have ambitions in such a space, and then stop with the acquisition of JNI.

David Wu—Wedbush Morgan Securities—Analyst

But generally that's the SAN space. You're interested in the SAN space?

Company Representative

We're also very committed to our existing space. But we see SAN as a big opportunity. A lot of synergies between the companies, and especially our silicon expertise. And yes, we're very interested in SAN. So you will see more head count in AMCC in SAN in two years than you will after the JNI acquisition. Whether that comes from acquisitions, hiring, redeployment of people from kind of carrier- centric business is our option.

David Wu—Wedbush Morgan Securities—Analyst

Okay. Thank you.

Operator

Our next question will come from [Michael Burns]; Morgan Keegan.

Michael Burns—Morgan Keegan & Co.—Analyst

Hi guys. Just a couple of quick questions here. First we talked—well you talked a lot about the synergies. I'm just kind of curious in terms of what AMCC can provide in some of the other pieces, not necessarily the Fibre Channel ASIC on the board. But are there pieces of that, that you can provide a lower cost, or somehow improve the structure of that board?

Company Representative

So I think there's a couple of things. I think JNI already had some what I would call very interesting initiatives on their roadmap that they were doing. I think there are some things on the optic side. We supply ICs and have relationships with the optic module guys, which is a fair component of that HBA.

And yeah, there are some things we're going to take advantage on and work on. Now it's a little too early to call exactly what it's going to be. But I think that's an additional capability that we have and channels into selling into components into those op ex that JNI didn't have before.

Company Representative

There's a couple of other synergies which are obvious, right, which are the public companies synergies, especially on the G&A side of two companies who are public. There's also—

Russell Stern—JNI Corp—CEO

Supply chain leverage.

Company Representative

There's supply chain leverage. And there's potential facilities leverage in the sense that we both have plenty of space from the last couple of years. So there's probably some leverage we can gain in two or three different locations by combining the companies.

Michael Burns—Morgan Keegan & Co.—Analyst

Okay. Well I guess that kind of leads me to my next question then in terms of where you guys were looking at op ex going forward. I mean AMCC—you guys have certainly been marching steadily towards getting the cost structure down to a break even level. Adding a bunch of op ex from JNI is going to set that back a little bit obviously. Where do you see that kind of trending in the next couple quarters?

Company Representative

We don't have an op ex combined company forecast to give you yet. I think we'll be able to update guidance after we have a little bit of time to digest this. But you're right. Op ex for the standalone AMCC was trending down. The synergies, we have to work out over time. And Steve, do you want to throw anything else in, in terms of guidance of what?

Stephen Smith—AMCC—SVP Finance and CFO

You know, you've got your models for JNI and AMCC. And we've given you some guidance here as far as synergies. I'd just go with that for the time being.

Michael Burns—Morgan Keegan & Co.—Analyst

Okay. Speaking of JNI, then specifically, revenue and backlog have both kind of trended down over the last quarter or two. Can you give us some idea of where you foresee backlog being now? Obviously we've talked about this ramp maybe coming in the fourth quarter. But any visibility there about what you have in the hopper right now?

Russell Stern—JNI Corp—CEO

Yes. This is Russell Stern. I had provided some street guidance for the first time at our last quarterly earnings call. We had guided this quarter to what I referred to as somewhat flat. And we feel good about that. We feel confident that we'll be able to meet that sort of expectation. And then we guided towards about a 20% or 25% increase going into the fourth quarter, and also feel as strong about those two particular guidance points.

Michael Burns—Morgan Keegan & Co.—Analyst

Okay. I guess my last—well one of my last questions. First of all, in terms of I guess following up on one of your earlier questions about the strategy to take on Q and Emulex in this market, where JNI has kind of struggled to gain share there, where is your current customer base really coming from in terms of who you're really shipping to in volume? And how do you see expanding beyond that and getting more shipments to guys like Sun?

Russell Stern—JNI Corp—CEO

So we've—as you may now about JNI, we have really only been a Solaris based company for some time. And we were losing that portion of our market presence over the last couple of years in some of the issues that the company had to work through. We launched a strategy back towards the end of last year to do two things.

One was to regain that strong position in the Solaris marketplace. It's where our expertise was largely respected amongst the customer base. We accomplished that through our direct agreement with Sun Microsystems, as well as gaining some other qualifications with other vendors, other storage providers, into the Solaris marketplace. And you're going to see more of those announcements coming out of the company relative to gaining qualifications on Solaris.

The second part of our strategy was to get a hold of the Windows market, the transition that JNI had missed a couple of years ago. We have a very directed strategy at doing that. That includes all the points you might expect. One is to have a very compelling product in that area. And we are working very aggressively on simplicity and cost as a fundamental cornerstone of that strategy, and offering, as Dave pointed out, a lower cost of ownership to our customers.

There are predominantly three server providers, as you well know, that provide most of the HBA s into that Windows market. There is some white box channel activities. But it's mostly just Dell, IBM and HP. And they are a large target. Those three customers are a large target for our new Windows product. We have announced previously that we would be launching that product this quarter.

Michael Burns—Morgan Keegan & Co.—Analyst

Okay. And one last question Dave, I promise. In your prepared remarks you talked a little bit about I think expanding the Fibre Channel product offering and portfolio from JNIC beyond HBAs. And it sounded like you were talking about switches and other things. Can you elaborate on that a little bit?

David Rickey—AMCC—Chairman, President and CEO

I'm not comfortable elaborating on specifics until we have product announcements. But obviously, given the talent of the team, of the silicon guys inside JNI, the talent inside AMCC at several levels of the network, right from [fi's] [ph] to framers and controllers and processors, there is a multitude of products we could select to do.

So we're already developing what we think are fairly rich SAN roadmaps in the silicon arena to augment the work that [Sassan] has done in JNI. And I think you'll see us deploying more of our existing AMCC silicon guys in that arena.

Beyond that, it's up to us to execute. And it will take a period of time before we can give you specifics.

Michael Burns—Morgan Keegan & Co.—Analyst

Okay. Thanks.

Debra Hart—AMCC—Director, Investor Relations

Operator, we have time for one last question.

Operator

And our last question will come from Karl Motey with Wachovia Securities.

Karl Motey—Wachovia Securities—Analyst

Thank you. Actually they've all been answered. Thank you very much.

Operator

At this time I'll turn the conference back over to Miss Debbie Hart for any additional or closing remarks.

Debra Hart—AMCC—Director, Investor Relations

Great. Well thank you all for participating on our conference call. Feel free to contact me with any further questions you have or suggestions on how we can communicate more effectively with you. Also, please refer to our Web site, www.AMCC.com for a replay of today's conference call, as well as the dates of our future earnings release, and our attendance at upcoming financial conferences. I apologize if we didn't have time to get all of your calls. And we will be doing follow-ups. Thank you.

Operator

That does conclude today's AMCC conference call. You may disconnect at this time. We do appreciate your participation.

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